      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 2001


                                                      REGISTRATION NO. 333-54396

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                         AMERICAN COUNTRY HOLDINGS INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                   36-3525574
 (State or other jurisdiction      (I.R.S. Employer
              of                Identification Number)
incorporation or organization)

                             222 N. LASALLE STREET
                            CHICAGO, ILLINOIS 60601
                                 (312) 456-2000

   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  JOHN A. DORE
                    CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             222 N. LASALLE STREET
                            CHICAGO, ILLINOIS 60601
                                 (312) 456-2000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            STUART L. GOODMAN, ESQ.
                             MARK R. PACIONI, ESQ.
                             SCHIFF HARDIN & WAITE
                                7300 SEARS TOWER
                            CHICAGO, ILLINOIS 60606
                                 (312) 258-5711
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("the Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------


    THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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--------------------------------------------------------------------------------

                         AMERICAN COUNTRY HOLDINGS INC.

                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK
                        COMMON STOCK UNDERLYING WARRANTS
                    COMMON STOCK UNDERLYING PREFERRED STOCK

    The selling shareholders listed in this prospectus are offering from time to time:

       - 814,286 shares of our common stock;

       - 814,286 Class A warrants, which are each initially exercisable for one share of our common stock at an exercise price of $1.925 per share, subject to anti-dilution adjustments;

       - 814,286 shares of our common stock that are issuable upon the exercise of the Class A warrants; and

       - 2,314,283 shares of our common stock that are issuable upon conversion of the Series A convertible preferred stock, subject to anti-dilution adjustments.

    The securities offered by this prospectus were issued to the selling shareholders in transactions exempt from registration under the Securities Act. We will not receive any of the proceeds from the sale of the offered securities. We will, however, receive the exercise price of the Class A warrants if and when they are exercised.

    The securities being offered by the selling shareholders may be sold from time to time in transactions on the Nasdaq SmallCap Market, in the over-the-counter market or in negotiated transactions. The selling shareholders directly, or through agents or dealers designated from time to time, may sell the offered securities at fixed prices, which may change, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.


    Our common stock is listed on the Nasdaq SmallCap Market under the symbol ACHI. On June 5, 2001, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $1.90 per share.


    Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 6.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------


                  The date of this prospectus is June 8, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      3

WHERE YOU CAN FIND MORE INFORMATION ABOUT US................      3

OUR COMPANY.................................................      5

RISK FACTORS................................................      6

USE OF PROCEEDS.............................................     12

DESCRIPTION OF THE OFFERED SECURITIES.......................     13

SELLING SHAREHOLDERS........................................     17

CERTAIN TRANSACTIONS........................................     18

DESCRIPTION OF CAPITAL STOCK................................     19

PLAN OF DISTRIBUTION........................................     23

LEGAL MATTERS...............................................     24

EXPERTS.....................................................     24

    In this prospectus, the "Company," "we," "us," and "our" refer to American Country Holdings Inc.

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering the offered securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 814,286 shares of our common stock, 814,286 Class A warrants to purchase shares of our common stock, 814,286 shares of our common stock underlying the Class A warrants, and 2,314,283 shares of common stock issuable upon conversion of the Series A convertible preferred stock, all of which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales but we will receive proceeds from the exercise of the Class A warrants. We have agreed to pay the expenses incurred in registering the offered securities, including legal and accounting fees.

    This prospectus describes certain risk factors that you should consider before purchasing the offered securities. See "Risk Factors" beginning on page
6. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information About Us."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. We caution readers regarding certain forward-looking statements contained in this prospectus and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the SEC. Forward-looking statements are statements not based on historical facts. In particular, statements using verbs such as "expect," "intend," "plan," "anticipate," "believe" or similar words generally involve forward-looking statements. Forward-looking statements include but may not be limited to, statements relating to future plans, targets and objectives, financial results, cyclical industry conditions, government and regulatory policies, the uncertainties of the reserving process and the competitive environment in which we operate.


    Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control and subject to change. These uncertainties can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates. Some of these events or developments may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to the Company specifically, such as credit, volatility and other risks associated with our investment portfolio, and other factors. Investors are also directed to consider other risks and uncertainties discussed in documents we filed with the SEC, including Exhibit 99 to the Annual Report to the SEC on Form 10-K for the year ended December 31, 2000. We disclaim any obligation to update forward-looking information.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the Public Reference Room at the SEC, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The SEC also makes these documents available on its web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq SmallCap Market and documents filed by us are also available at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act") relating to the securities offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information presented in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following:


    - Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 30, 2001;



    - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the SEC on May 16, 2001;



    - Definitive Proxy Statement on Schedule 14A filed with the SEC on May 15, 2001;

    - the description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on November 23, 1993, as amended by the description of the change in par value of the common stock contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the SEC on November 14, 1997, and all amendments or reports filed for the purpose of updating that description;

    - the description of our redeemable common stock purchase warrants contained in the Registration Statement on Form 8-A, filed with the SEC on November 23, 1993, and all amendments or reports filed for the purpose of updating that description; and

    - any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, ("Exchange Act") that we make with the SEC until the selling shareholders sell all of the securities offered by them pursuant to the prospectus.

    You may request a copy of these filings, other than exhibits, at no cost, by writing or telephoning us at the following address or telephone number:

                         American Country Holdings Inc.
                            222 North LaSalle Street
                            Chicago, Illinois 60601

                  Attention: Karla M. Violetto, Vice President
                          and Chief Financial Officer
                                 (312) 456-2000

                                  OUR COMPANY

    American Country Holdings Inc. is an insurance holding company which has as its direct subsidiaries American Country Insurance Company ("American Country"), American Country Financial Services Corp. ("Financial Services"), American Country Professional Services Corp. ("Professional Services") and American Country Underwriting Agency Inc.


    Our principal subsidiary, American Country, is an Illinois domestic insurance company that specializes in the underwriting and marketing of commercial property and casualty insurance. American Country concentrates on types of insurance in which it has expertise: transportation, hospitality and other commercial lines. American Country previously wrote a nominal amount of personal lines, automobile and homeowners insurance, which has not been renewed and is currently being run off. Although American Country's specialty public livery coverages, taxicab and limousine, are primarily written on risks in the City of Chicago and the surrounding suburbs, American Country has extended its geographic coverage as part of its expansion program. American Country is licensed in the states of Connecticut, Illinois, Indiana, Iowa, Massachusetts, Michigan, Minnesota, New York, Pennsylvania, Wisconsin and the District of Columbia and intends to pursue licenses in Kansas, Missouri, Nevada, Maryland, Ohio, Colorado, Kentucky, Nebraska and Oklahoma. American Country also is admitted as an excess and surplus lines carrier in 21 states. American Country currently maintains an A.M. Best Company, Inc. rating of "A-" (Excellent).


    American Country writes transportation, hospitality and other commercial insurance. Transportation lines, which include automobile liability, physical damage and workers' compensation coverages for taxicabs and limousines, accounted for 63.3% of total gross premiums written in 2000. Hospitality lines, which include coverage for restaurants, taverns and banquet halls, accounted for 14.6% of total gross premiums written in 2000. Commercial lines, which include multi-peril risks, workers' compensation and automobile liability and physical damage, accounted for 22.1% of total gross premiums written in 2000. American Country's business is written by salaried employees and through approximately 40 independent agents located in the states in which American Country is licensed.

    Financial Services operates principally as a premium finance company.

    Professional Services provides collateralized loans for certain of American Country's larger customers.

    American Country Underwriting Agency was created in December 2000 to operate as a managing general underwriter and third party claims administrator for other insurance companies.

    American Country Holdings Inc. became a public reporting company in 1997 through a reverse acquisition of Western Systems Corp.

    American Country Holdings Inc. is a Delaware corporation. Our principal offices are located at 222 North LaSalle Street, Chicago, Illinois 60601 and our telephone number is (312) 456-2000.

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

    Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our stock could decline due to any of these risks and you may lose all or part of your investment in the offered securities.

INCREASED COMPETITION IN THE PROPERTY AND CASUALTY INSURANCE BUSINESS COULD HAVE A MATERIAL ADVERSE AFFECT ON US.

    The property and casualty insurance business is highly competitive on the basis of both price and service. In recent years, the property and casualty insurance industry has been characterized by relatively high levels of competition and aggressive pricing and marketing. Continued or increased levels of highly competitive conditions could have a material adverse effect on our subsidiary, American Country.

    American Country faces active competition in public transportation lines from managing general agency insurance programs as well as national and regional insurance carriers. Managing general agency insurance programs are put together by agents and reinsurers using an insurance company that writes the insurance business as a fronting carrier and then reinsures all of the business with the reinsurer. Many of these programs are short-lived but they generally enter the market with extremely aggressive pricing. Besides creating instability, they generally do not provide continuity of claims practices and settlements, which adversely affects future pricing for property and casualty insurance. However, American Country's long-term agreements with the taxi companies tend to mitigate this circumstance. Presently, there are two national carriers still pursuing taxi/livery business through general agents, but both of these carriers have reduced their presence in certain geographic areas such as the Midwest, California, and New Jersey. A few smaller regional carriers remain that continue to target smaller accounts.

    In Illinois, the competition for coverage of artisan contractors is primarily from national carriers, regional carriers and mono-line workers' compensation carriers. The competition for restaurants is mainly from regional carriers. Competition for workers' compensation insurance, which is American Country's largest commercial lines product, resulted in a decrease in average premiums for 2000. Due to this competition, American Country believes that the commercial lines products are currently under-priced and therefore American Country has decided to restrict writings in this market and refocus its underwriting efforts in the public transportation lines.

IF OUR LOSS RESERVES PROVE INADEQUATE, IT COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR REPORTED FINANCIAL RESULTS.


    The liabilities for unpaid losses and loss adjustment expenses are estimated by American Country management utilizing methods and procedures which they believe are reasonable. These liabilities are necessarily subject to the impact of future changes in claim severity and frequency, judicial theories of liability and numerous other factors. Although management believes that the estimated liabilities for losses and loss adjustment expenses are reasonable, because of the extended period of time over which such losses are reported and settled, the subsequent development of these liabilities may not conform to the assumptions inherent in their determination and has in the past and may in the future vary significantly from the estimated amounts included in the accompanying financial statements. To the extent that the actual loss experience varies from the assumptions used in the determination of these liabilities, the liabilities are adjusted to reflect actual experience. These adjustments, to the extent they occur, are reported in the period recognized and may materially adversely affect American Country's reported financial results. For the years ended December 31, 1999, 1998 and 1997, American Country had cumulative reserve deficiencies of $2,436,000, $9,207,000 and $5,154,000, respectively.


OUR FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY.

    The financial results of American Country, similar to those of many other property and casualty insurers, have been subject to significant fluctuations. Profitability is affected significantly by volatile and unpredictable developments including catastrophes, changes in loss reserves resulting from changing legal environments as different types of claims arise and judicial interpretations develop relating to the scope of insurers' liability, the uncertainty inherent in judgments determined by juries, fluctuations in interest rates and other changes in the investment environment which affect returns on invested capital, and inflationary pressures that affect the size of losses. Further, underwriting results have been cyclical in the property and casualty insurance industry, with protracted periods of overcapacity adversely impacting premium rates, resulting in higher combined ratios, followed by periods of under capacity and escalating premium rates, resulting in lower combined ratios.


    An insurance company's statutory combined ratio (its loss plus its expense ratio) expresses losses as a percentage of earned premium and expenses as a percentage of written premium and is the traditional measure of underwriting experience. Generally speaking, if the statutory combined ratio is below one hundred percent (100%), an insurance company has an underwriting profit and if it is above one hundred 100%, the insurance company has an underwriting loss. For 2000, 1999 and 1998, American Country's statutory combined ratio was 117.1%, 110.7% and 100.9%, respectively.



    American Country, similar to many other property and casualty insurers, has experienced underwriting losses on its insurance business and depends primarily on interest income from its investment portfolio for a substantial portion of its earnings. A significant decline in investment yields could have a material adverse effect on American Country's financial results.


WE ARE DEPENDENT UPON OUR MANAGEMENT AND THE LOSS OF ANY OF THEM COULD ADVERSELY AFFECT US.

    Our future success depends on the continued service of our key personnel. The loss of services of any of our executive officers or the loss of the services of other key employees could have a material adverse affect on our business and financial results. Our future success also depends on our ability to attract, retain and motivate skilled employees and we may not be able to do so.

WE ARE A HOLDING COMPANY SUBJECT TO VARIOUS REGULATIONS INCLUDING THOSE RELATING TO INSURANCE COMPANIES.


    We are a holding company whose principal asset is all of the outstanding common stock of American Country, which is an insurance company organized under the laws of the State of Illinois. Our ability to pay expenses and pay dividends to our stockholders depends primarily on our ability to obtain dividends and other payments from American Country. Illinois permits insurance companies to pay dividends only out of earned surplus, and limits the annual amount payable without prior approval of the Department of Insurance to the greater of 10% of policyholders' surplus or the amount of the prior year's statutory net income. American Country's surplus as of December 31, 2000 was $40.2 million, and its statutory net losses for 2000 was $3.0 million.


    American Country is subject to varying degrees of regulation and supervision in the jurisdictions in which it transacts business under statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation is designed to protect policyholders rather than investors and relates to such matters as:

    - standards of solvency, which must be met and maintained;

    - the licensing of insurers and their agents and producers;

    - the nature and amount of insurance the company can write;

    - the examination of the affairs of insurance companies, which includes periodic financial and market conduct examinations by the regulatory authorities;

    - annual and other reports, prepared on a statutory accounting principles basis, required to be filed on the financial condition of insurers or for other purposes;

    - establishment and maintenance of reserves for unearned premiums, losses and loss adjustment expenses; and

    - requirements regarding numerous other matters.

In general, American Country must file all rates for insurance directly underwritten with the insurance department of each state in which it operates on an admitted basis. Accordingly, state regulation may adversely affect American Country.

    American Country is also subject to statutes governing insurance holding company systems in various jurisdictions. These statutes require American Country to file an annual Holding Company System Registration Statement with the state insurance regulatory authorities, which includes information concerning its capital structure, ownership, financial condition and general business operation. Under the terms of applicable state statutes, any person or entity desiring to purchase more than a specified percentage (commonly 10%) of American Country's outstanding voting securities is required to obtain regulatory approval for the purchase of such voting securities. Section 131.2 of the Illinois Insurance Code relating to holding companies, to which American Country is subject, requires disclosure of transactions between American Country and its subsidiaries and affiliates. These transactions must satisfy certain standards, including that they be fair, equitable and reasonable and that certain material transactions be specifically non-disapproved by the Director of Insurance. Further, prior approval by the Director is required of affiliated sales, purchases, exchanges, loans or extensions of credit, or investments, any of which involve 10% or more of American Country's admitted assets as of the preceding December 31st.


    The National Association of Insurance Commissioners facilitates the regulation of multi-state companies through uniform reporting requirements, standardized procedures for financial examinations, and uniform regulatory procedures embodied in model acts and regulations. The NAIC has developed Property-Casualty Risk-Based Capital standards that relate an insurer's reported statutory capital and surplus to the risks inherent in its overall operations. The risk-based capital formula uses the capital and surplus reported in the statutory annual statement to calculate the minimum indicated capital level to support asset (investment and credit) risk and underwriting (loss reserves, premiums written, and unearned premium) risk. The NAIC model law calls for various levels of regulatory action based on the magnitude of an indicated capital deficiency, if any. At December 31, 2000, American Country's reported capital and surplus was $40.2 million and its required risk-based capital and surplus was $8.6 million.


ANY FUTURE DOWNGRADE IN OUR RATINGS COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR OPERATIONS.

    Increased public and regulatory concerns with the financial stability of insurers have resulted in greater emphasis by policyholders upon insurance company ratings, with a resultant potential competitive advantage for carriers with higher ratings. American Country currently is rated "A-" (Excellent) by A.M. Best Company, Inc. Ratings for the industry range from "A++" (Superior) to "F" (In Liquidation) and some companies are not rated. The "A" and "A-" (Excellent) ratings are assigned to those companies that in A.M. Best's opinion have achieved excellent overall performance when compared to the standards established by A.M. Best and have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best considers the following:

    - the company's profitability, leverage and liquidity, as well as its spread of risk;

    - the quality and appropriateness of its reinsurance;

    - the quality and diversification of its assets;

    - the adequacy of its policy or loss reserves;

    - the adequacy of its surplus;

    - its capital structure; and

    - the experience and objectives of its management.


A.M. Best's ratings are based on factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors. Standard & Poor's also rates American Country. Standard & Poor currently rates American Country "BBpi" (Rated Marginal). Standard & Poor's ratings range from "AAA" (Extremely Strong) to "CC" (situations where a default is expected imminently on any financial obligation). The "BB" rating is assigned to companies with marginal security characteristics, for which positive attributes exist, but adverse business conditions could lead to insufficient ability to meet financial commitments. The "pi" subscript indicates that the rating is based solely on publicly available financial information and was not requested by the Company. There can be no assurance that American Country will maintain its ratings and any downgrade could materially adversely affect its operations. A.M. Best's and Standard & Poor's ratings are based on an analysis of the financial condition and operations of American Country as they relate to the industry in general, and are not designed for the protection of investors.


WE ARE DEPENDENT ON KEY CUSTOMERS.


    In 2000, 1999 and 1998, the Chicago Yellow Cab Company accounted for 10%, 14% and 17%, respectively, and Chicago Checker Taxi Association accounted for 7%, 8% and 10%, respectively, of American Country's total gross premiums written. The loss of this business could have a material adverse impact on American Country. American Country anticipates that the percentage of its business from Yellow Cab and Checker Taxi will become less significant as American Country expands its transportation business into additional geographic areas.


OUR EXPANSION INTO NEW GEOGRAPHIC MARKETS IS NOT ASSURED.


    Becoming licensed as an authorized insurer and writing business in additional states is one of the foundations of American Country's growth strategy. American Country intends on pursuing licenses in Kansas, Missouri, Nevada, Maryland, Ohio, Colorado, Kentucky, Nebraska and Oklahoma. American Country's ability to enter and write new business in these markets is contingent upon its becoming licensed by the insurance department of each jurisdiction. Each jurisdiction has its own licensing requirements and it may be difficult for American Country to obtain a license in a particular jurisdiction.


OUR ABILITY TO WRITE ADDITIONAL INSURANCE IS DEPENDENT ON REINSURERS.

    The majority of American Country's reinsurance is placed with a limited number of reinsurers. The availability and cost of reinsurance affect American Country's ability to write additional insurance and the profitability of that insurance and are subject to prevailing market conditions that are beyond the control of American Country. A contingent liability exists to the extent that American Country's reinsurers may be unable to meet their contractual obligations.

A LARGE PERCENTAGE OF OUR COMMON STOCK IS OWNED BY A FEW STOCKHOLDERS WHO ARE ABLE TO CONTROL MATTERS RELATING TO STOCKHOLDERS.

    Our executive officers and directors, together with Frontier Insurance Group, Inc., a principal stockholder, beneficially own approximately 81%, in the aggregate, of the outstanding shares of our common stock. Consequently, such officers, directors and stockholder could, by acting together, control the outcome of matters submitted to a vote of our stockholders, such as the election of our board of directors and our direction and future operations. The concentration of ownership of our common stock could also have the effect of discouraging, delaying or preventing a change in control and may impair the liquidity of the common stock by adversely affecting the ability of an active market to develop for the common stock on the Nasdaq SmallCap Market or otherwise due to the relatively small number of shares of common stock that are publicly held by our other stockholders.

THERE IS NO TRADING MARKET FOR THE CLASS A WARRANTS AND PRICES FOR THE CLASS A WARRANTS COULD BE VOLATILE.

    There is no public market for the Class A warrants. We have applied to list the Class A warrants on the Nasdaq SmallCap Market, but no assurance can be given that our application will be approved. Furthermore, no assurance can be given that an active trading market will develop for the Class A warrants, or if one develops, that it will be maintained. There can also be no assurance as to the prices at which the Class A warrants will trade. Unless and until a stable market develops for the Class A warrants, the price at which such securities trade may fluctuate significantly. Prices for the Class A warrants will be determined in the marketplace and may be influenced by many factors, including:

    - the depth and liquidity of the market for the Class A warrants;

    - investor perception of our company and the industry in which we operate;

    - the results of our operations; and

    - general economic and market conditions.

FAILURE TO SATISFY REQUIREMENTS FOR MAINTAINING LISTING OF SECURITIES ON THE NASDAQ SMALLCAP MARKET.

    Our common stock is listed on, and an application has been filed for the Class A warrants to be listed on, the Nasdaq SmallCap Market. The rules of the Nasdaq SmallCap Market establish criteria for the continued listing of securities. If, among other requirements, the minimum bid price for the common stock does not equal or exceed $1.00 per share for 30 consecutive days, or if less than 100,000 Class A warrants are outstanding at any time, the common stock or the Class A warrants, as the case may be, may be de-listed from the Nasdaq SmallCap Market and the respective holders may be unable to sell their common stock or Class A warrants. There can be no assurance that we will be able to maintain the standards for continued listing. In the event that the common stock or the Class A warrants are de-listed from the Nasdaq SmallCap Market, we intend to make an application to qualify the de-listed securities for quotation in the over-the-counter market in the "pink sheets" or on the OTC Electronic Bulletin Board, although no assurance can be given that any such application will be approved, and if approved, an investor may find it more difficult to dispose of, and in the case of the "pink sheets," to obtain accurate quotations as to the price of, the de-listed securities.

FUTURE ISSUANCES OR SALES OF OUR COMMON STOCK COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


    As of June 5, 2001, we had 9,016,360 shares of common stock issued and outstanding. All of the shares of common stock offered hereby, including the shares issuable upon conversion or exercise of the other offered securities, will be freely transferable without restriction under the Securities Act. In addition, as of June 5, 2001, we had approximately 3,101,181 shares of common stock reserved for issuance upon exercise of other options and warrants outstanding and in connection with our stock option plan and employee stock purchase plan, which have been registered, or are being registered, under the Securities Act on Form S-8 registration statements. Accordingly, the shares issued upon exercise of such options or warrants or in connection with the stock option plan or employee stock purchase plan, will be freely transferable unless held by our affiliates.


    The future sale pursuant to Rule 144 under the Securities Act or pursuant to a registration statement for the outstanding restricted shares of common stock or the common stock underlying the options and warrants, the future sale of common stock for our own account, or the exercise of registration rights by any security holder or the perception that such sales or exercise could occur, could have an adverse effect on the market price of the common stock and could impair our ability to raise capital through an offering of common stock.

ANTI-TAKEOVER PROVISIONS AFFECTING US COULD PREVENT OR DELAY A CHANGE OF CONTROL THAT IS BENEFICIAL TO YOU.

    Provisions of applicable Delaware law and applicable federal and state regulations may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable. These provisions could:

    - delay, defer or prevent a change in control of our company;

    - discourage bids for our securities at a premium over the market price;

    - affect adversely the market price of, and the voting and other rights of the holders of, our securities; or

    - impede the ability of the holders of our securities to change our management.

                                USE OF PROCEEDS

    All of the securities offered pursuant to this prospectus are being offered by the selling shareholders listed under "Selling Shareholders." We will not receive any proceeds from sales of the offered securities. We will receive proceeds to the extent the Class A warrants are exercised, up to an aggregate of $1,567,500 if all of the Class A warrants are exercised. However, there can be no assurance with respect to the amount of proceeds, if any, that we will receive. We intend to use any proceeds from the exercise of the Class A warrants for working capital and general corporate purposes.

                     DESCRIPTION OF THE OFFERED SECURITIES

    In December 2000, we sold 814,286 units and 405,000 shares of Series A convertible preferred stock to the selling shareholders listed below in transactions exempt from registration under the Securities Act. The units consisted of one share of common stock and one Class A warrant. The common stock and the Class A warrants that comprised the units were separately transferable immediately upon issuance. This prospectus is registering the common stock and the Class A warrants that comprised the units, the common stock that is issuable upon exercise of the Class A warrants and the common stock issuable upon conversion of the Series A convertible preferred stock.

    The following summary of the material features of the offered securities is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and the Class A warrant agreement which has been filed as an exhibit to this registration statement.

COMMON STOCK

    OUTSTANDING SHARES


    All outstanding shares of common stock are fully paid and non-assessable. As of June 5, 2001, 9,016,360 shares of common stock were issued and outstanding.


    VOTING RIGHTS

    The holders of common stock are entitled to one vote per share on every question submitted to them at a meeting of shareholders. Our amended and restated certificate of incorporation does not provide for cumulative voting. Under our by-laws, at least a majority of the issued and outstanding voting securities present at a duly called shareholders' meeting constitutes a quorum. Generally, if a quorum is present, the affirmative vote of the majority of the voting securities represented at the meeting constitutes an act of the shareholders. Any action required or that may be required at an annual or special meeting of our stockholders may be taken by written consent of the minimum number of shareholders necessary to authorize such action at a meeting.

    DIVIDENDS

    Subject to the rights of holders of our Series A convertible preferred stock, holders of common stock are entitled to share ratably on a share-for-share basis with respect to any dividends, when, as and if declared by the board of directors out of funds legally available.

    LIQUIDATION

    In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are, subject to the liquidation preference of the holders of preferred stock, entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all debts.

    The common stock is not entitled to conversion or pre-emptive rights and is not subject to redemption.


    ANTI-TAKEOVER STATUTE


    Section 203 of the Delaware General Corporation Law generally prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting power of the corporation outstanding at the time the transaction commenced; or

    - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting power which is not owned by the interested stockholder.

    A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting power.

    LISTING

    Our common stock is quoted on Nasdaq SmallCap Market under the symbol ACHI.

CLASS A WARRANTS

    The terms of the Class A warrants are set forth in the Class A warrant agreement dated as of December 29, 2000 between the Company and our transfer agent.

    Each Class A warrant entitles the holder to purchase one share of common stock, at an exercise price of $1.925 per share, subject to the adjustments in certain cases described below. The Class A warrants expire on December 29, 2005.

    ADJUSTMENTS TO EXERCISE PRICE

    The exercise price and the number of shares of common stock issuable upon exercise of the Class A warrants are subject to adjustment from time to time upon the occurrence of any of the following events:

    - If, at any time, we (A) pay a dividend or make a distribution with respect to our common stock in any shares of any class or series of our capital stock or other securities, (B) subdivide or combine outstanding shares of common stock into a greater or smaller number of shares, as applicable, or
      (C) issue any shares of capital stock in a reclassification of our common stock;

    - If, at any time, we (A) reclassify or change any shares of common stock issuable upon exercise of the Class A warrants, (B) consolidate or merge with another corporation, (C) sell or convey all or substantially all of our assets followed by a distribution to holders of our common stock;

    - If, at any time we issue, sell, grant or distribute any warrants, options or rights entitling the holders thereof to acquire shares of common stock at a price per share of common stock that is below the current market value per share of the common stock, determined as of the record date for the issuance of the convertible securities or is lower than the exercise price of the Class A warrants; or

    - If, at any time we issue or sell any shares of common stock at a price per share of common stock that is lower than the current market value per share of the common stock on the date for the issuance or is lower than the exercise price of the Class A warrants.

    No adjustment to the exercise price and the number of shares of common stock issuable upon exercise of the Class A warrants will be made due to the following events:

    - the issuance of shares pursuant to any warrants outstanding as of the date the Class A warrants were issued;

    - the issuance of shares pursuant to any bona-fide equity compensation plan, including any stock option plan and employee stock purchase plan;

    - shares issued upon exercise of the Class A warrants registered by this prospectus;

    - the issuance of shares pursuant to the conversion of the Series A convertible preferred stock; and

    - shares issued in connection with a merger, acquisition or other similar business combination in which the Company is the surviving corporation.

    If, at any time after any adjustment is made, the exercise price shall change or any options or convertible securities shall have expired unexercised then the exercise price of the Class A warrants or the number of shares of common stock issuable upon exercise of the Class A warrant will be adjusted based on such change or expiration.

    EXERCISE

    The Class A warrants are exercisable at any time on or after the date that they were issued until the date of expiration, December 29, 2005.

    The Class A warrants may be exercised by surrendering to the warrant agent the warrant certificate, evidencing the warrants to be exercised, with the accompanying subscription form duly filled in and signed, together with payment of the exercise price.

    The exercise price may be paid by cash, certified check, bank draft, posted or express money order or by wire transfer to an account designated by us for such purpose.

    Upon the exercise of any of the Class A warrants in accordance with the warrant agreement, we will transfer promptly to or upon the written order of the holder of such warrant certificate appropriate evidence of ownership of warrant shares or other securities or property to which it is entitled, registered or otherwise, to the person entitled to receive the same. All warrant shares or other securities issuable by us upon the exercise of the Class A warrants will be validly issued, fully paid and non-assessable.

    RESERVATION OF SHARES

    We have authorized and will reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding Class A warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests created by or imposed upon the Company.

    AMENDMENT

    Any provision of the Class A warrant agreement may be amended only with our consent and that of the majority of the number of the then outstanding unexercised Class A warrants affected. However, no modification, amendment or supplement may be made to the warrant agreement without the consent of each holder of the then outstanding Class A warrants affected thereby if such modification, amendment or supplement adversely affects the exercise price, the expiration date, the antidilution adjustments or otherwise materially adversely affects the rights of the holders of the Class A warrants. We and the warrant agent may cure any ambiguity or correct or supplement the Class A warrant agreement without the approval of the holders of the Class A warrants so long as the interests of the holders of the Class A warrants are not materially adversely affected.

    VOTING

    The holder of the Class A warrants will have no right to vote on matters submitted to shareholders and will have no right to receive dividends and will not be deemed a holder of common stock.

    LISTING

    There is no established public trading market for the Class A warrants. We have applied to list the Class A warrants on the Nasdaq SmallCap Market, but no assurance can be given that the application will be approved. We will take all action which may be necessary to cause the shares of common stock underlying the Class A warrants to be duly listed on the Nasdaq SmallCap Market or any other securities exchange on which our shares of common stock are listed.

    FRACTIONAL SHARES

    We will not issue any fractional shares of common stock issuable upon exercise of the Class A warrants but rather pay the holder of the Class A warrant an amount in cash equal to the fraction multiplied by the then current market price per share of our common stock.

                              SELLING SHAREHOLDERS


    In December 2000, we sold 814,286 units and 405,000 shares of Series A convertible preferred stock to the selling shareholders listed below in transactions exempt from registration under the Securities Act. The units consisted of one share of common stock and one Class A warrant. This prospectus is registering the common stock and the Class A warrants that comprised the units, the common stock that is issuable upon exercise of the Class A warrants and the common stock issuable upon conversion of the Series A convertible preferred stock. The following table presents information, as of June 5, 2001, with respect to those securities owned by each of the selling shareholders, and as adjusted to give effect to the sale of all of the offered securities.


    The offered securities are being registered to permit public secondary trading of these securities, and the selling shareholders may offer the securities for resale from time to time. This registration statement is not an exchange offer that will permit holders of restricted securities to exchange them for registered securities, but rather a resale registration statement to permit them to sell their restricted securities and deliver registered securities to the purchasers. See "Plan of Distribution."

    We have filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the offered securities from time to time, pursuant to Rule 415 under the Securities Act, in the over-the-counter market, in privately-negotiated transactions, in underwritten offerings or by a combination of these methods of sale.

    The holders listed below and their transferees, pledgees, donees and other successors that are identified in supplements to this prospectus are the selling shareholders under this prospectus. The information provided below was supplied by the holders of the offered securities.

                                                                                       NUMBER OF SHARES
                                                                                        OF COMMON STOCK
                                                                    NUMBER OF SHARES   OFFERED ISSUABLE
                                                                    OF COMMON STOCK     UPON CONVERSION
                             NUMBER OF SHARES                        ISSUABLE UPON        OF SERIES A
          NAME OF            OF COMMON STOCK    NUMBER OF CLASS A     EXERCISE OF         CONVERTIBLE
    SELLING SHAREHOLDER        OFFERED (1)      WARRANTS OFFERED    CLASS A WARRANTS    PREFERRED STOCK
---------------------------  ----------------   -----------------   ----------------   -----------------
American Service Insurance
  Company Inc..............            0                   0                  0             114,286
Lincoln General Insurance
  Company..................            0                   0                  0             228,571
Universal Casualty
  Company..................            0                   0                  0             228,571
PSCO Partners Limited
  Partnership..............      300,000             300,000            300,000                   0
PSCO Partners Limited
  Partnership Two..........      200,000             200,000            200,000                   0
United Capitol Insurance
  Company (2)..............            0                   0                  0             571,428
John A. Dore (3)...........      142,857             142,857            142,857                   0
Thomas M. Dore.............       57,143              57,143             57,143                   0
Ernest Werlin, I.R.A.......            0                   0                  0              28,571
Wilmer J. Thomas (4).......            0                   0                  0             571,428
Martin L. Solomon (5)......            0                   0                  0             571,428
Research Underwriters......       57,143              57,143             57,143                   0
William J. Barrett (6).....       57,143              57,143             57,143                   0

------------------------

(1) Excludes the shares of common stock issuable upon exercise of the Class A warrants and conversion of the Series A convertible preferred stock that were issued on December 29, 2000.

(2) The selling shareholder is a wholly-owned subsidiary of Frontier Insurance Company which beneficially owns approximately 2,000,085 shares of our common stock as of June 5, 2001. In calculating that amount, we did not include the offered securities.



(3) Mr. Dore, who serves as Chairman of our board of directors, President and Chief Executive Officer, beneficially owns approximately 229,701 shares of our common stock as of June 5, 2001 of which he beneficially owns 3,000 shares in an IRA, 4,000 shares through a Keogh account, 2,600 shares as trustee for Christopher L. Dore, 3,565 shares as trustee for John A.
    Dore II and options to purchase 500,000 shares of common stock. In calculating that amount, we did not include the offered securities.



(4) Mr. Thomas, who serves on our board of directors, beneficially owns approximately 2,001,586 shares of our common stock as of June 5, 2001 and options to purchase 72,500 shares of common stock. In calculating that amount, we did not include the offered securities.



(5) Mr. Solomon, who serves on our board of directors, beneficially owns approximately 2,012,585 shares of our common stock as of June 5, 2001 and options to purchase 135,000 shares of common stock. In calculating that amount, we did not include the offered securities. Mr. Solomon also owns redeemable common stock purchase warrants to purchase 16,529 shares of common stock.



(6) Mr. Barrett, who serves on our board of directors, beneficially owns approximately 128,494 shares of our common stock as of June 5, 2001, which includes 101,283 shares owned by Mr. Barrett's qualified retirement plan. Mr. Barrett also has options to purchase 72,500 shares of common stock. Additionally, 30,052 shares of common stock are beneficially owned by Mr. Barrett's spouse with respect to which he disclaims beneficial ownership. In calculating that amount, we did not include the offered securities. Mr. Barrett also owns redeemable common stock purchase warrants to purchase 56,654 shares of common stock. Additionally, Mr. Barrett's spouse owns redeemable common stock purchase warrants to purchase
    12,846 shares of common stock with respect to which he disclaims beneficial ownership.


    Because the selling shareholders may offer all or some portion of the offered securities pursuant to this prospectus or in transactions exempt from registration under the Securities Act, no estimate can be given as to the amount of the offered securities that will be held by the selling shareholders upon termination of any sales pursuant to this prospectus.

    Only selling shareholders identified above who beneficially own the securities listed opposite their names in the foregoing table may use this prospectus to sell the offered securities. Prior to any use of this prospectus in connection with an offering by any holder not named above, this prospectus will be supplemented to include the name and number of shares beneficially owned by the selling shareholders intending to sell the securities and the number of securities to be offered. The prospectus supplement will also disclose whether any selling shareholders selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if that information has not been disclosed herein.

                              CERTAIN TRANSACTIONS


    Janney Montgomery Scott LLC, an investment banking firm, acted as our placement agent in connection with our sale of 814,286 units and 405,000 shares of Series A convertible preferred stock in December 2000. The proceeds of the offering were $5,475,000 with the Company receiving net proceeds, after deduction of the selling concessions and estimated offerings expenses, of approximately $5,251,000. Janney Montgomery Scott received $193,500 for their services as our placement agent. William J. Barrett, who serves on our board of directors, is a senior vice president of Janney Montgomery Scott. Mr. Barrett, who is listed above as a selling shareholder, purchased 57,143 units in our December 2000 offering.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the material features of our amended and restated certificate of incorporation and by-laws is not complete and is qualified in its entirety by reference to those documents, copies of which have been filed with the SEC.

GENERAL


    Our authorized capital stock consists of 62,000,000 shares of capital stock, consisting of 60,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.10 per share. On June 5, 2001, we had:



    - 9,016,360 shares of common stock issued and outstanding;


    - 2,054,129 redeemable common stock purchase warrants that are quoted on Nasdaq SmallCap Market and entitle the holder the right to purchase .728 shares of our common stock at a price of $5.50 through August 31, 2002;

    - 814,286 Class A warrants that entitle the holder the right to purchase one share of our common stock at a price of $1.925 through December 29, 2005; and

    - 500,000 shares of Series A convertible preferred stock of which 405,000 were outstanding.

COMMON STOCK

    Please see "Description of Offered Securities--Common Stock" for a description of our common stock.

PREFERRED STOCK

    The preferred stock may be issued from time to time without stockholder approval in one or more classes or series, and the board of directors is authorized to fix the dividend rights, dividend rates, conversion rights, rights of exchange, voting rights, rights and terms or redemption (including sinking fund provisions), redemption prices, liquidation preferences and any other rights, preferences, privileges and restrictions of any class or series of preferred stock as well as the number of shares constituting such class or series and the designation thereof. The shares of any class or series of preferred stock need not be identical. Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of common stock by delaying or preventing a change in control of the Company, making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock.

    SERIES A CONVERTIBLE PREFERRED STOCK


    We are authorized to issue 500,000 shares of Series A convertible preferred stock, of which 405,000 shares were outstanding as of June 5, 2001. We issued those shares to the selling shareholders in December 2000. Each share of Series A convertible preferred stock has an initial stated value of $10 and an initial conversion price of $1.75. The Series A convertible preferred stock ranks senior to our common stock and on parity with any class or series of capital stock we subsequently create.


    DIVIDENDS

    Shares of the Series A convertible preferred stock accrue dividends on a quarterly basis at an annual rate of 6.0% per share payable out of any assets or funds legally available for payment of dividends payable on January 1, April 1, July 1 and October 1, commencing April 1, 2001. Dividends are cumulative and accrue, whether or not declared by our board of directors, but are payable only when and if declared by our board of directors. Dividends may be paid, at our option, either in cash or by the issuance of additional shares of preferred stock and, at our option, payment of cash in lieu of fractional shares.

    We must pay all accrued but unpaid dividends on any share of Series A convertible preferred stock upon conversion of the shares of preferred stock.

    We may not pay any dividends or any distribution on any class or series of capital stock on parity with or ranking junior to the Series A convertible preferred stock, and we may not repurchase, redeem or otherwise retire nor set funds apart for payment on any junior stock or parity stock without the consent of a majority of the holders of the Series A convertible preferred stock.

    VOTING RIGHTS

    The holders of the Series A convertible preferred stock are entitled to vote on all matters submitted to a vote of our stockholders. In addition, if we fail to pay any dividends for four or more dividend periods then the holders are entitled to elect two directors to our board until the default is remedied.

    LIQUIDATION

    The liquidation preference of the Series A convertible preferred stock is $10 per share plus all accrued but unpaid dividends. Upon liquidation, dissolution or winding up of the Company, each holder of the Series A convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series A convertible preferred stock before any amounts may be paid to any class or series of capital stock on parity with or ranking junior to the Series A convertible preferred stock.

    If the assets available for distribution to the holders of Series A convertible preferred stock and any other parity security with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series A convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series A convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series A convertible preferred stock will not be entitled to any further distribution of assets.

    RESERVATION OF SHARES

    We have authorized and will reserve and keep available 2,500,000 shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series A convertible preferred stock and dividends payable thereon. These shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, and free of preemptive rights.

    OPTIONAL REDEMPTION

    The preferred stock will be redeemable at our option, in whole or in part, at any time on or after December 29, 2002, in an amount equal to the liquidation preference which is the stated value and an amount equal to all accrued and unpaid dividends. If we redeem less than all outstanding shares of Series A convertible preferred stock, we will redeem the shares of preferred stock ratably among the holders.

    OPTIONAL CONVERSION

    Shares of Series A convertible preferred stock are convertible, at any time, at the option of the holder into shares of common stock. Each share of the Series A convertible preferred stock is convertible into such shares of our common stock as is determined by dividing the stated value plus all accrued but unpaid dividends by the then effective conversion price.

    ADJUSTMENTS TO CONVERSION PRICE

    The conversion price and the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

    - If we (A) pay a dividend or make a distribution with respect to our common stock in any shares of any class or series of our capital stock or other securities, (B) subdivide or combine our outstanding shares of common stock into a greater or smaller number of shares, as applicable, or
      (C) issue any shares of capital stock in a reclassification of our shares of common stock;

    - If there occurs a change in control, which includes any merger, consolidation, exchange of shares, recapitalization, reorganization or conveyance of all or substantially all of our assets;

    - If we declare or make any distribution of our assets to holders of our common stock;

    - If we issue or sell warrants, rights, options or other convertible security entitling the holders thereof to acquire shares of common stock at a price per share of common stock that is below the conversion price; or

    - If we issue or sell any shares of common stock at a price that is lower than the conversion price.

    If the options expire or the convertible securities are not exercised that caused an adjustment in the conversion price, then the conversion price will be readjusted to the conversion price which would have been in effect had the options or convertible securities never been issued.

    FRACTIONAL SHARES

    We will not issue any fractional shares of common stock issuable upon the conversion of the Series A convertible preferred stock.

    PROTECTIVE PROVISIONS

    Without first obtaining the approval of a majority of the then outstanding shares of Series A convertible preferred stock, we may not:

    - issue any security senior to or on par with the Series A convertible preferred stock;

    - alter, repeal or amend the rights, preferences or privileges of the Series A convertible preferred stock;

    - create any new class or series of capital stock having a preference over or ranking on par with the Series A convertible preferred stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

    - increase the authorized number of shares of the Series A convertible preferred stock; and

    - increase the par value of the common stock.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS


    As of June 5, 2001 we have issued and outstanding 2,054,129 redeemable common stock purchase warrants that entitle the holder the right to purchase
 .728 shares of common stock at $5.50. These warrants may be exercised at any time through August 31, 2002. The redeemable common stock purchase warrants that are not exercised by the expiration date will expire. The redeemable common stock purchase warrants are quoted on the Nasdaq SmallCap Market under the symbol ACHIW.


WARRANTS

    Please see "Description of Offered Securities--Class A Warrants" for a description of the terms of the Class A warrants being sold by this prospectus.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                              PLAN OF DISTRIBUTION

    We will receive no proceeds from this offering, other than in connection with the exercise of the Class A warrants by the exercising holders. The securities offered by this prospectus may be sold by the selling shareholders, their donees or transferees or by their other successors in interest from time to time in transactions in the over-the-counter market, in negotiated transactions, in underwritten offerings, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. The selling shareholders may effect such transactions by selling the offered securities to or through broker-dealers, and those broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the offered securities for whom those broker-dealers may act as agents or to whom they sell as principals, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the offered securities, whether the purchase is to be made directly or through agents.

    The selling shareholders may offer these securities at various times in one or more of the following transactions:

    - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

    - in transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

    - in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

    - in transactions "at the market" to or through market markers of our common stock or into an existing market for the common stock;

    - in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

    - through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

    - in face-to-face transactions between sellers and purchasers without a broker-dealer;

    - in transactions to cover short sales; and

    - in a combination of any of the foregoing transactions.

    The selling shareholders also may sell the offered securities in accordance with Rule 144 under the Securities Act.

    The selling shareholders may sell short the offered securities. The selling shareholders may deliver this prospectus in connection with such short sales and use the offered securities to cover such short sales.

    The selling shareholders may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the offered securities in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may enter into options or other transactions with broker-dealers that involve the delivery of the offered securities to the broker-dealers, who may then resell or otherwise transfer the offered securities. In addition, the selling shareholders may loan or pledge the offered securities to a financial institution or a broker-dealer, which may sell the loaned securities or, upon a default by the selling shareholder of the secured obligations, may sell or otherwise transfer the pledged securities.

    The selling shareholders may use brokers, dealers, underwriters or agents to sell these offered securities and may enter into customary forms of underwriting agreements in connection with the sale. Any underwriter or agent involved in the offer and sale will be named in the applicable prospectus supplement. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions, and will be set forth in the applicable prospectus supplement. This compensation may be paid by the selling shareholders or the purchasers of the offered securities for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the offered securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the offered securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    Each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

    Pursuant to agreements entered into among us and the selling shareholders, we have agreed to pay all costs and expenses associated with the registration of the securities to be sold pursuant to this prospectus under the Securities Act. In addition, we have agreed to indemnify Janney Montgomery Scott LLC, who acted as placement agent in connection with the sale of the offered securities to the selling shareholders, against certain liabilities arising in connection with the offer and sale of the securities to be sold by this prospectus.

    It is possible that a significant number of the offered securities could be sold at the same time. These sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

                                 LEGAL MATTERS

    The validity of the issuance of the securities offered by this prospectus will be passed upon by Schiff Hardin & Waite, Chicago, Illinois.

                                    EXPERTS


    The financial statements incorporated in this prospectus by reference to the Annual Report filed on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         AMERICAN COUNTRY HOLDINGS INC.
                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK
                        COMMON STOCK UNDERLYING WARRANTS
                    COMMON STOCK UNDERLYING PREFERRED STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                  JUNE 8, 2001

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses (all of which are estimated other than the SEC fee) in connection with the distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Securities and Exchange Commission Registration Fee.........  $ 1,958

Printing and Engraving Expenses.............................   10,000

Legal Fees and Expenses.....................................   40,000

Accounting Fees and Expenses................................   10,000

Miscellaneous Fees and Expenses.............................    1,042
                                                              -------

Total.......................................................  $63,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation of the Registrant provides that (i) any person may be indemnified against all expenses, liabilities or other matters to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and (ii) the liability of directors may be limited or eliminated to the fullest extent permitted by the DGCL except for liability (a) for any breach of a director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transactions from which a director derived an improper personal benefit.

    Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

    We also have in effect directors' and officers' liability insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

       The following documents are filed as a part of this Registration
           Statement:


                  EXHIBIT          DOCUMENT
           ---------------------   --------

                    4.1*           Specimen Common Stock Certificate.

                    4.2*           Class A Warrant Agreement, dated as of December 29, 2000,
                                   between the Registrant and American Stock Transfer & Trust
                                   Company, as Warrant Agent.

                    4.3*           Form of Warrant Certificate.

                    4.4*           Certificate of Designations, Preferences, and Rights of
                                   Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on
                                   Form 8-K filed January 12, 2001).

                    4.5*           Certificate of Amendment of Certificate of Designations,
                                   Preferences and Rights of Series A Convertible Preferred
                                   Stock.

                    5.1*           Opinion of Schiff Hardin & Waite.

                    23.1           Consent of PricewaterhouseCoopers LLP.

                   23.2*           Consent of Schiff Hardin & Waite (included in Exhibit 5.1).


    ------------------------


    *   Previously filed.


    (b) Financial Statement Schedules

        Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 7th day of June, 2001.



                                                       AMERICAN COUNTRY HOLDINGS INC.

                                                       By:               /s/ JOHN A. DORE
                                                            -----------------------------------------
                                                                           John A. Dore
                                                             CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                  /s/ JOHN A. DORE                     Chairman of the Board, President
     -------------------------------------------       and Chief Executive Officer,      June 7, 2001
                    John A. Dore                       and Director (Principal
                                                       Executive Officer)

                /s/ KARLA M. VIOLETTO                  Chief Financial Officer and Vice
     -------------------------------------------       President (Principal Financial    June 7, 2001
                  Karla M. Violetto                    and Accounting Officer)

                 /s/ RONALD JAY GOLD
     -------------------------------------------       Secretary                         June 7, 2001
                   Ronald Jay Gold

                /s/ MARTIN L. SOLOMON
     -------------------------------------------       Director                          June 7, 2001
                  Martin L. Solomon

                 /s/ EDWIN W. ELDER
     -------------------------------------------       Director                          June 7, 2001
                   Edwin W. Elder

               /s/ WILLIAM J. BARRETT
     -------------------------------------------       Director                          June 7, 2001
                 William J. Barrett

              /s/ WILMER J. THOMAS, JR.
     -------------------------------------------       Director                          June 7, 2001
                Wilmer J. Thomas, Jr.

                /s/ RICHARD H. KONRAD
     -------------------------------------------       Director                          June 7, 2001
                  Richard H. Konrad